Exhibit (j)

                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Tax-Exempt California Money Market Fund's (the "Fund") Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statement of Additional Information, and to the incorporation by reference, in Post-Effective Amendment No. 22 to the Fund's Registration Statement (Form N-1A, Nos. 33-12938), of our report, dated November 19, 2004, on the financial statements and financial highlights of Tax-Exempt California Money Market Fund in the Annual Report to the Shareholders for the year ended September 30, 2004.

                                                      /s/ERNST & YOUNG LLP

                                                      ERNST & YOUNG LLP

Boston, Massachusetts
January 26, 2005